Exhibit 10.22

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT dated as of November 13, 2017 (this “Agreement”), by and among NEXXIS INC., a Nevada corporation (the “Company”), and each holder of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), who is or becomes a party to this Agreement (collectively, the “Stockholders”).

WHEREAS, after giving effect to the Company’s articles of incorporation (the “Articles”), which have been approved by the Stockholders, the Company has authorized capital stock consisting of 10,000,000 shares of Common Stock, of which an aggregate of 1,000,000 shares of Common Stock (the “Securities” or the “Shares”) will initially be issued and outstanding;

WHEREAS, the Stockholders desire to promote the best interests of the Company by providing for the management of the Company and by regulating the transfer and voting of shares of Common Stock and certain other matters; and

WHEREAS, in the event any Stockholder transfers the Securities, then the party acquiring the Securities is required to enter this Agreement with the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Shares Owned by Stockholders.

1.1       Contemporaneously with the execution of this Agreement:

(a)       The Company is issuing and selling to the Stockholders and the Stockholders are purchasing from the Company, an aggregate of one million (1,000,000) shares of Common Stock pursuant to Subscription Agreements (the “Subscription Agreements”) dated the date of this Agreement.

(b)       After giving effect to the transactions described in this Section 1.1, the outstanding shares of Common Stock will be owned as follows:

Name	Shares	Percentage of Ownership

Data Storage Corporation	800,000	80.00%
John Camello	200,000	20.00%

Total:	1,000,000	100.00%

1.2       Each Stockholder represents and warrants to the other Stockholders and the Company that all of the shares referred to in Section 1.1 of this Agreement as being owned by such Stockholder are and will be, upon issuance thereof as provided in Section 1.1 of this Agreement, owned by such Stockholder free and clear and not subject to any pledge, security interest, lien, option, right or other encumbrance, except for the escrow agreements referred to in this Agreement.

1.3       Any additional shares of Common Stock which any Stockholder may acquire, whether from the Company or another Stockholder or otherwise, shall be subject to this Agreement in the same manner as if such shares were owned by such Stockholder on the date of this Agreement.

2.	Restrictions on Transfer.

2.1       Prohibited Transfer. No Stockholder shall voluntarily or involuntarily (whether by operation of law or otherwise) sell, assign, transfer, devise, encumber, pledge, give, bequeath, hypothecate or otherwise dispose of (“Transfer”) any or all of the Shares now or hereafter legally or beneficially owned by a Stockholder, except as otherwise specifically provided in this Agreement. Any Transfer of Shares made by any Stockholder shall be void unless otherwise specifically authorized by this Agreement. The Company or its transfer agent shall not permit any transfer to be recorded on the books unless the transfer is made in accordance with this Agreement.

2.2       Legend. Each stock certificate representing the Shares that are subject to this Agreement shall bear the following legend (together with any other legend required or appropriate for compliance with state and federal securities laws):

“This certificate and the shares of stock represented by it are held subject to the terms and restrictions of that certain Stockholders’ Agreement, dated as of November 13, 2017 by and among certain holders of its securities (the “Agreement”) and all amendments thereto, and may not be sold, pledged, assigned, distributed, bequeathed, encumbered, gifted, devised, hypothecated or otherwise transferred except in accordance with the terms and provisions thereof. A copy of the Agreement, and any and all amendments thereto, is on file in the office of the secretary of the Company.”

3.	Transfers of Shares.

3.1.       Restrictions on Resales. The Minority Stockholder (as defined below) may not sell, transfer or convey, or otherwise dispose of, in one or a series of transactions, Shares owned by the Minority Stockholder to any person or entity without the express written consent of Data Storage Corporation (the “Principal Stockholder”), subject to the terms of this Agreement.

For purposes of this Agreement, the term “Affiliate” means any corporation, association, partnership, limited liability company, trust, joint venture, unincorporated organization, business, or other legal entity or family member that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Selling Stockholder.

3.2       Tag Along Rights. If at any time or from time to time, the Principal Stockholder proposes to sell any Shares, then any of the other Stockholders of the Company that are part of this Agreement (each, a “Minority Stockholder”) may include in the sale to the proposed transferee, on the same terms and conditions, Shares owned by the Minority Stockholder. The Principal Stockholder shall not consummate or enter into any agreement to consummate such sale unless the prospective purchaser also offers to purchase a corresponding percentage of the Shares of each Minority Stockholder that has exercised his, her, or its right to participate in such sale under this Section 3.2 at the same price and on the same other terms as the prospective purchaser offered to purchase the Shares of the Principal Stockholder (the “Tag-Along Right”).

(a)       If the Principal Stockholder desires to sell in accordance with this Section, it shall communicate in writing such election (a “Tag Along Notice”), which communication shall state (i) the number of Offered Shares that the Principal Stockholder desires to sell, (ii) the name and address of the prospective purchaser, and (iii) the material terms of such sale, including the amount of consideration (and the value of any non-cash consideration) offered by the prospective purchaser. The Tag Along Notice shall be delivered in person or mailed to the Minority Stockholder at the address set forth in the books and records of the Company in accordance with this Agreement within ten (10) days of the date of such offer.

(b)       Within thirty (30) days from the delivery of the Tag Along Notice, the Minority Stockholder may elect to exercise his, her, or its Tag-Along Right by delivering written notice to the Approving Shareholders of his, her or its election to participate in the sale of the Shares being offered for sale. If a Minority Stockholder exercises his, her or its Tag Along Rights, such Minority Stockholder shall request the Principal Stockholder to submit an offer (the “Revised Offer”) to the prospective purchaser to include for purchase all or none of the Shares of the Minority Stockholder on the same terms as conditions (“Original Conditions”) under which the prospective purchaser would purchase Shares from the Principal Stockholder. The Revised Offer shall be required to be submitted within 20 days of such request.

(c)       If a Revised Offer is submitted with terms of sale substantially equal to or greater than the Original Conditions, the Principal Stockholder shall be obligated to accept the Revised Offer and consummate the sale contemplated thereby. If the terms and conditions contained in the Revised Offer are not substantially equal to or greater than the Original Conditions, then the Principal Stockholder shall have the right to cause the Revised Offer to be rejected by the Principal Stockholder.

3.3       Drag-Along Rights. Anything in this Agreement to the contrary notwithstanding, if the Principal Stockholder proposes to transfer its shares to a third-party buyer as permitted by the terms of this Agreement, the Principal Stockholder shall notify the Minority Stockholder in writing of such proposed sale, the terms and conditions thereof and provide documentary evidence of the identity of such third-party buyer and its relationship to the Principal Stockholder. The Principal Stockholder shall have the right (a “Drag-Along Right”) to force the Minority Stockholder to participate in the transfer of shares to the third-party buyer on the same terms and conditions upon which the Principal Stockholder participates in such transfer to the third-party buyer.

3.4       Acquisition of Minority Stockholder Shares by Principal Stockholder. The Principal Stockholder shall have the right during the Term (as defined herein) of this Agreement to acquire all of the issued and outstanding Minority Stockholder Shares at any time after the 18-month anniversary of the filing of the Articles based on a formula of 4.5 times the Company’s EBITDA. The EBITDA multiple resulting from the forgoing calculation shall be based on end-user accounts which are invoiced by the Company for their services. Commission revenue to be included in the above EBITDA multiple shall be limited to ten percent (10%) of the Company’s overall revenue. Commission revenue is defined as services billed by a third party resulting in a commission payment to the Company.

3.5       Transfers by Operation of Law. If any Stockholder’s Shares are transferred by operation of law due to such Stockholder’s bankruptcy, an attachment and levy on the Shares by such Stockholder’s creditor or resulting from some other event (collectively, a “Transfer by Operation of Law”), then the other Stockholders and the Company shall have the right to acquire such Shares in a manner consistent with this Agreement. The purchase price of such Shares shall be determined by the parties to such transaction, or absent an agreement within twenty (20) days after such Transfer by Operation of Law, by arbitration. The effective date of the transfer of the Shares of such Stockholder to the other Stockholders or the Company shall be the day immediately preceding: (A) the bankruptcy of such Stockholder; (B) the date such Stockholder’s creditor attaches and levies against such Shares; or (C) the date on which the Shares are otherwise transferred by operation of law.

3.6       Conditions of Sale. The Shares sold pursuant to this Section shall be free and clear of all liens, claims, and encumbrances whatsoever except those arising under this Agreement. The offer from a third party as provided in this Agreement shall be accompanied by the deposit of ten percent (10%) of the purchase price in cash with an escrow agent.

3.7       Failure to Deliver Shares. If any party required under this Agreement fails to give any notice, make any offer, sell any Shares, or close any sale, then any Stockholder of the Company may institute and maintain a proceeding to compel the specific performance of this Agreement by the defaulting party, and the successful party or parties shall be entitled to all court costs and reasonable trial and appellate attorney’s fees incurred in such proceeding.

3.8       Termination of Restrictions on Transfer. The rights, restrictions and procedures contained in this Section shall terminate immediately prior to the closing of an initial public offering of the Common Stock of the Company, or immediately prior to the consummation of an Approved Sale. “Approved Sale” means a sale of the entire Company, whether such sale is structured as a sale of all of the Company’s outstanding shares of capital stock, a sale of all or substantially all of the assets of the Company, or as a merger, consolidation or otherwise.

4.	Corporate Opportunity; Confidentiality.

4.1       During the term of this Agreement, the Company may disclose or make known to the Stockholders, and the Stockholders may be given access to or may become acquainted with, certain information, trade secrets or both relating to the Company and/or the business of the Company, including but not limited to confidential information and trade secrets regarding tapes, computer programs, designs, skills, procedures, methods, documentation, drawings, facilities, customers, policies, marketing, pricing, sales lists and leads, and other information and know-how, not previously known to such Stockholder(s), all relating to or useful in the Company’s business or the business of its affiliates (collectively “Confidential Information”), and which the Company considers proprietary and desires to maintain confidential.

4.2       During the term of this Agreement and at all times thereafter, the Stockholders shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for the Company’s benefit as directed by the Company, any of the Confidential Information which he may have acquired in the course of or as an incident to his status as a Stockholder, director, consultant, agent or employee of the Company, the parties agreeing that such Confidential Information affects the successful and effective conduct of the Company’s business and its goodwill and that any breach of the terms of this Section is a material breach of this Agreement. All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, other written and graphic records, and the like (collectively, the “Materials”), affecting or relating to the Company or its business, which a Stockholder shall prepare, use, construct, observe, possess or control shall be and remain the Company’s sole property. If at any time a Stockholder shall cease to be a Stockholder of the Company, the Materials and all copies thereof in the custody or control of any such Stockholder shall be delivered promptly to the Company.

4.3       Stockholders agree that during the term of this Agreement (as defined herein) and until the first anniversary of the expiration of the Term of this Agreement, the Minority Stockholder will not, except with the prior written consent of the Board of Directors, directly or indirectly, either for himself or for any other person, partnership, corporation, joint venture, business trust, cooperative, limited partnership or any other entity, solicit any (i) clients of the Company, (ii) prospects in the Company’s database or otherwise, (iii) distribution channels of the Company, (iv) customers of the Company or (v) employees of the Company.

5.	Management of the Company/Board of Directors and Future Capital Contributions.

5.1       The Board of Directors of the Company shall be responsible for the overall management of the Company. All Stockholders agree to vote for the Directors nominated by respective parties to this Agreement. The Board of Directors shall initially consist of three (3) directors. Each of the Shareholders agrees to vote his, her or its Shares to elect the Shareholders as directors of the Company, and such Shareholders agree to accept such directorship until his, her or its resignation or removal in accordance with the Company’s bylaws and all other corporate governing documents.

5.2       Any future capital infusion requirements shall be determined by the Board of Directors.

6.	Distributions of Income and Losses.

6.1       Determination of Net Income and Loss. The net profits or net losses of the Company for each fiscal year will be determined on an accrual basis in accordance with generally accepted principles of accounting.

6.2       Annual Distributions of Net Income. Annual post-audit profit distributions (the “Annual Distributions”) shall be issued to the Company’s Stockholders in connection with the revenue of the Company (i) on a pro-rata basis (i.e. based on each Stockholder’s percentage of ownership of the Company), (ii) based on no less than 50% of each Stockholder’s ownership of the Company and (iii) such Annual Distributions shall be based on and comprised of available cash; provided, however, that if cash is not available to issue Annual Distributions, any unissued Annual Distributions shall accrue and be issued within 30 days of the requisite cash becoming available in connection with such unissued Annual Distributions. At the sole discretion of the Board of Directors of the Company Annual Distributions may be issued to the Company’s Stockholders based on no more than 50% of each Stockholder’s ownership of the Company. As additional cash of the Company may from time to time become available, additional distributions may be made to the Stockholders based on no less than 50% of each Stockholder’s ownership of the Company. No Shareholder shall have priority over any other Shareholder either as to the return of his, her, or its capital infusions or as to distributions made by the Company.

7.       Services to be Provided by Principal Stockholder. The Principal Stockholder shall provide certain services and resources (the “Principal Stockholder Services”) to the Company during the Term of this Agreement, which such Principal Stockholder Services are set forth on Exhibit A attached hereto.

8.       Termination.

8.1       Term. This Agreement shall continue in force as to each Stockholder until such time as that Stockholder owns Common Stock or securities convertible into Common Stock in an amount equal to zero percent (0.0%) of the then outstanding shares of Common Stock.

8.2       Termination. This Agreement shall terminate and all rights and obligations hereunder shall cease upon the mutual agreement of the Stockholders.

9.	Miscellaneous Provisions.

9.1       Conflicts. In the event of a conflict between the terms of this Agreement and similar terms in an option agreement or other agreement governing shares of stock held by a Stockholder, the terms of this Agreement shall govern.

9.2       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Stockholders and the successors and assigns of the Company.

9.3       Jurisdiction, Venue and Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, without regard to such State’s principles of conflict of laws, except to the extent that the General Corporation Law of the State of Nevada applies. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the federal or state courts sitting in Suffolk County, New York, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such Actions. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

9.4       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.5       Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

9.6       Stock Splits, etc. All share numbers used in this Agreement are subject to adjustment in the case of any stock split, reverse stock split, combination or similar events.

9.7       Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, sent via overnight delivery service or sent via facsimile, and shall be effective (1) when personally delivered, (2) on the day following delivery to an overnight courier service if sent for delivery within the United States (or on the second business day following delivery to such courier service if sent for delivery outside the United States), (3) on the business day following receipt of transmission if sent via facsimile, or (4) on the fifth business day after the date of mailing if sent by registered or certified mail, in each case to the following addresses:

To the Board or the Company:

Nexxis Inc.

68 South Service Road, Suite 100

Melville, New York 11747

Attn: Charles M. Piluso, CEO

To the Stockholders:

At the address set forth on signature pages attached hereto.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

9.8        Amendments and Waivers. No change or modification to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Subject to the previous sentence, no waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other condition, promise, agreement or understanding at a future time.

9.9        Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

9.10      Prior Understandings. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. In the event of any conflict between the terms of this Agreement and the terms of any other agreement, the terms of this Agreement shall control. No change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

9.11      Further Assurances. From and after the date of this Agreement, upon the request of a party, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

9.12     Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party or parties in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

9.13     Indemnification by Company. The Company agrees to indemnify and hold each of the Shareholders harmless from and against any claim, loss, damage, liability or cost asserted against or incurred by such Shareholder that is attributable to the services rendered in that capacity, except for any such claim, loss, damage, liability or cost determined by a court having proper jurisdiction, to be the direct result of an act by the Shareholder that is: (i) unlawful; (ii) caused by such Shareholders’ bad faith, gross negligence or willful misconduct, or (ii) specifically outside the scope of such Shareholder’s authority.

9.14     Inspection Rights. Upon reasonable notice from a Shareholder, the Company shall, and shall cause its directors, officers and employees to, afford each Shareholder reasonable access during normal business hours to (i) the Company’s properties, offices, plants and other facilities and (ii) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any board of director letters to Shareholders, and to permit the Shareholder to examine such documents and make copies thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement or caused this Agreement to be duly executed by their respective officers or other representatives thereunto duly authorized as of the day and year first set forth above.

THE COMPANY:

NEXXIS INC.

By:	/s/Charles M. Piluso
Name: Charles M. Piluso
Title: CEO

IN WITNESS WHEREOF, the undersigned hereby executes the Stockholders Agreement of Nexxis Inc. dated as of November 13, 2017 (the “Agreement”) and hereby agrees to become a party to the Agreement, effective as of the date hereof, and hereby agrees that the undersigned is a “Stockholder” as defined in the Agreement and shall be bound by all the terms and provisions of the Agreement as though an original signatory thereto and that the Securities acquired by the undersigned are “Securities” subject to the terms of the Agreement. The undersigned acknowledges receipt of a copy of the Agreement and acknowledges that the undersigned has read the Agreement and is familiar with its terms.

Principal Stockholder:		Minority Stockholder:

Data Storage Corporation

By:	/s/Charles M. Piluso	/s/John Camello
Name: Charles M. Piluso		John Camello
Title: CEO

68 South Service Road, Suite 100		15 Laurel Lane______
Number and Street		Number and Street

Melville, New York 11747		Commack, New York 11725
City, State and Zip		City, State and Zip

Exhibit A

PRINCIPAL STOCKHOLDER SERVICES

The Principal Stockholder shall provide, or cause to be provided, to the Company certain ongoing services and resources including, but not limited to:

A.	Finance and Administration:

i.	Payroll;

ii.	Human resources;

iii.	Administrative support;

iv.	Accounting and Bookkeeping;

v.	General office space and required equipment and services to conduct business; and

vi.	Legal support as required for Vendor and Customer contract negotiations, new-hires, general counsel, etc.

B.	Sales and Marketing:

i.	Access to all marketing companies and vendors, which will offer counsel and provide for all marketing campaigns, client surveys and events;

ii.	Creation of a website and further development of the current website;

iii.	Access to Data Storage Corporation’s customer base and contacts for cross selling with coordination from Data Storage Corporation; and

iv.	Warm introductions by Data Storage Corporation management to their customer base and Channel Partners to enable and support the Company’s sales efforts for rapid expansion. For example, webinars, joint calls and email campaigns.

C.	Operations and engineering:

(i)	Technical support for networking to Data Storage Corporation clients for internet and dedicated circuits for access to Data Storage Corporation’s IaaS, SaaS and Disaster Recovery solutions;

(ii)	The Company will be permitted to obtain technical support from a third party in the event Data Storage Corporation and Hosted Voice Wholesale Providers cannot provide the necessary technical support for Hosted Voice Sales, Installation and Service;

(iii)	Access to Data Storage Corporation cages and collocations providers for required equipment; and

(iv)	Technical support for selection, installation, and ongoing requirements of products and services acquired for the Company’s portfolio.